Exhibit 99.1

News Release
Celanese Corporation

1601 West LBJ Freeway
Dallas, Texas 75234-
6034
Celanese Corporation to Receive Advance Payment from Frankfurt Airport
Settlement
DALLAS, February 2, 2009 — Celanese Corporation (NYSE:CE), a leading global chemical company, today announced that it has reached an agreement with the Frankfurt, Germany, Airport (Fraport AG) to receive an advance payment of €323 million associated with the relocation of its Ticona business in Kelsterbach, Germany. This advance payment will be in lieu of the payments of €200 million and €140 million originally scheduled to be paid in June 2009 and June 2010, respectively.
“Receiving this advance payment from Fraport is a cost-effective way to manage the expenses and cash associated with the relocation,” said Steven Sterin, senior vice president and chief financial officer.
In the original settlement agreement finalized in 2007, Fraport agreed to pay the company a total of €670 million over a five-year period for the costs associated with the transition of the Ticona business from the current location and the closure of the Kelsterbach plant. Since the agreement’s inception, the company has received €220 million in proceeds associated with the settlement and expects to receive a final payment of €110 million in 2011 in accordance with the original terms of the agreement. Ticona’s operations will be relocated from Kelsterbach to the Hoechst Industrial Park in the Rhine Main area by mid-2011.
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Contacts:
Investor Relations	Media
Mark Oberle	W. Travis Jacobsen
Phone: +1 972 443 4464	Phone: +1 972 443 3750
Telefax: +1 972 443 8519	Telefax: +1 972 443 8519
Mark.Oberle@celanese.com	William.Jacobsen@celanese.com

As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $6.4 billion in 2007, with approximately 70% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies. Based in Dallas, Texas, the company employs approximately 8,400 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.